UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019
NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Park Avenue
New York, New York 10016
(Address and zip code of
principal executive offices)
Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (§230.405 of this chapter) or Rule 12b-2 under the Exchange Act (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	NYMT	NASDAQ	Stock Market
7.75% Series B Cumulative Redeemable Preferred Stock,	NYMTP	NASDAQ	Stock Market
par value $0.01 per share, $25.00 Liquidation Preference
7.875% Series C Cumulative Redeemable Preferred Stock,	NYMTO	NASDAQ	Stock Market
par value $0.01 per share, $25.00 Liquidation Preference
8.000% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock,	NYMTN	NASDAQ	Stock Market
par value $0.01 per share, $25.00 Liquidation Preference
7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock,	NYMTM	NASDAQ	Stock Market
par value $0.01 per share, $25.00 Liquidation Preference

Item 8.01.	Other Events.
As previously disclosed by New York Mortgage Trust, Inc. (the “Company”) in Item 8.01 of the Company’s Current Report on Form 8-K filed on October 15, 2019, pursuant to an underwriting agreement, dated October 10, 2019 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), the Company granted the Underwriters a 30-day option (the “Option”) to purchase up to an additional 900,000 shares (the “Option Shares”) of the Company’s 7.875% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, at a price of $24.2125 per share. On October 23, 2019, the Underwriters exercised the Option in full. The closing for the Option Shares was completed on October 28, 2019 and resulted in total net proceeds to the Company of approximately $21.8 million before offering expenses payable by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: October 28, 2019	By:	/s/ Kristine R. Nario-Eng
Kristine R. Nario-Eng
Title: Chief Financial Officer